Assurant Names Gene Mergelmeyer Chief Operating Officer to
Increase Alignment Across Business Lines and Drive Profitable Growth

NEW YORK, Feb. 16, 2016 — As part of its ongoing strategic realignment, Assurant, Inc. (NYSE: AIZ) today announced that Gene Mergelmeyer will be appointed to the role of chief operating officer, effective July 1, 2016. In his new role, he will be responsible for overseeing the operations of Assurant’s business lines worldwide, ensuring a coordinated approach across the Housing and Lifestyle markets and improving execution to drive long-term, profitable growth.

Mergelmeyer is an 18-year veteran of Assurant and since 2007 has served as president and chief executive officer of Assurant Specialty Property. In 2014, he assumed the additional roles of executive vice president and chief administrative officer for Assurant, overseeing the company’s enterprise transformation initiatives to optimize customer service, technology and procurement operations.

“Assurant has significant opportunities to grow and deliver superior returns to our shareholders. As our new COO, Gene will drive our competitive advantage to ensure we seize these opportunities by capitalizing on market trends and meeting consumer demands,” said Assurant President and CEO Alan B. Colberg. “Gene’s strong leadership has been critical to growing the Assurant Specialty Property business, where he has consistently delivered solid results and driven its expansion into attractive adjacent markets such as multi-family housing and mortgage solutions. I look forward to working with Gene in his new role.”

In addition to Mergelmeyer’s appointment, Assurant also named Mike Anderson to the role of interim president of Assurant Solutions, effective immediately. Anderson succeeds Assurant Solutions President and CEO S. Craig Lemasters who will retire on July 1, 2016 following more than 25 years of distinguished service.

“All of us at Assurant are grateful for Craig’s dedicated service and wish him the very best. Craig has been a strong contributor to Assurant’s growth, helping us to drive digital innovation, expand our global footprint and cement the company’s position as a market leader in Connected Living,” said Colberg. “Mike has worked side-by-side with Craig during the past 18 years and his appointment will allow for a smooth transition as we evaluate our go-forward operating structure for our businesses.”

Anderson joined Assurant in 1998 through the acquisition of MS Diversified Inc. In 2013, he was named COO of Assurant Solutions to strengthen the business segment’s global platform. Under his leadership, Assurant Solutions has become a leading independent provider of vehicle service contracts and related products and services to U.S. auto and recreational vehicle dealers.

About Assurant
A global provider of specialty protection products and related services, Assurant (NYSE: AIZ) safeguards clients and consumers against risk. A Fortune 500 company, Assurant partners with clients who are leaders in their industries to provide consumers peace of mind and financial security. Our diverse range of products and services includes: mobile device protection products and services; extended service products and related services for consumer electronics, appliances and vehicles; pre-funded funeral insurance; lender-placed homeowners insurance; property preservation and valuation services; flood insurance; renters insurance and related products; debt protection administration; credit insurance; manufactured housing homeowners insurance; group dental insurance; group disability insurance; and group life insurance.

With approximately $30 billion in assets and $8 billion in annual revenue, Assurant provides its specialty protection offerings primarily through Assurant Solutions, Assurant Specialty Property, and Assurant Employee Benefits. Through the Assurant Foundation, established more than 30 years ago, the company and its employees are dedicated to supporting and partnering with organizations that improve communities. Visit www.assurant.com and follow us on Twitter @AssurantNews.

Media Contact:
Vera Carley
Assistant Vice President, External Communication
Phone: 212.859.7002
vera.carley@assurant.com

Investor Relations Contact:
Suzanne Shepherd
Assistant Vice President, Investor Relations
Phone: 212.859.7062
suzanne.shepherd@assurant.com